UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 10, 2015
Date of Report (Date of earliest event reported)

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-26366	23-2812193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania	19072
(Address of principal executive offices)	(Zip Code)

(610) 668-4700
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2015, Royal Bancshares of Pennsylvania, Inc. (the “Company”) and its wholly owned banking subsidiary, Royal Bank America (the “Bank”), entered into an amended and restated employment agreement with President and Chief Executive Officer F. Kevin Tylus.  The amended and restated employment agreement supersedes the employment agreement with Mr. Tylus, dated November 20, 2013.  The term of the amended and restated agreement for Mr. Tylus expires on December 31, 2016, subject to annual renewals thereafter absent notice of nonrenewal by either party at least 90 days prior to an annual renewal date.

Under the amended and restated agreement, Mr. Tylus is entitled to receive an annual cash base salary of $437,500.  (The provisions of Mr. Tylus’ prior agreement that provided for $100,000 annually in salary stock payable in fully vested shares of the Company’s common stock in addition to cash base salary are not included in the amended and restated employment agreement).  The amended and restated employment agreement also provides for participation in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their executive officers, including participation in cash bonus programs, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits described in the agreements.

Following a “change in control” of the Company, if the Company or the Bank terminates the employment of Mr. Tylus other than for cause or disability, or if Mr. Tylus resigns after the occurrence of specified events of “good reason,” Mr. Tylus will receive a lump-sum cash payment equal to three times his annual base salary.  He would also receive a lump-sum cash payment equal to two times his base salary if the Company or the Bank terminates his employment other than for cause or disability, or if he resigns after the occurrence of specified events of “good reason,” absent a change in control of the Company.  The agreement provides for the reduction of any severance payments to the extent necessary to ensure that Mr. Tylus will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code.

The Company and the Bank have also entered into change in control agreements, dated March 10, 2015, with each of Michael Thompson, Executive Vice President and Chief Financial Officer of the Company and the Bank, Lars Eller, Executive Vice President and Chief Retail Officer of the Bank, Kathryn McDonald, Executive Vice President and Chief Credit Officer of the Bank, and Mark Biederman, Executive Vice President and Chief Lending Officer of the Bank.  Under each of these agreements, if, following a “change in control” of the Company, the Company or the Bank terminates the employment of the officer other than for cause or disability, or if the officer resigns after the occurrence of specified events of “good reason,” he or she will receive a lump-sum cash payment equal to two times annual base salary.  Each of the agreements provides for the reduction of any payments to the applicable officer to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code.  The prior employment agreements between the Company and the Bank and each of Mr. Thompson and Mr. Eller have either expired or been superseded and replaced with the change in control agreement described in this paragraph, so that, at the date hereof, the only employment agreement to which the Company or the Bank is a party with an executive officer of the Company is the amended and restated employment agreement with Mr. Tylus described above.

Copies of the amended and restated employment agreement for Mr. Tylus and the form of change in control agreement for the other officers are attached hereto as Exhibits 10.1 and 10.2, respectively.  The foregoing description is qualified by reference to such agreements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Amended and Restated Employment Agreement, dated as of March 10, 2015, between Royal Bancshares ofPennsylvania, Inc., Royal Bank America and F. Kevin Tylus.

10.2	Form of Change in Control Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Dated: March 10, 2015	By:	/s/ Michael S. Thompson
Michael S. Thompson
Executive Vice President and Chief Financial Officer